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EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF NUVASIVE, INC.,
a Delaware Corporation

        NuVasive, Inc., a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

        1.     The name of the corporation (the "Corporation") is NuVasive, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 1997.

        2.     Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was adopted by the Corporation's Board of Directors (the "Board of Directors") and stockholders.

        3.     The text of the Corporation's Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

        The name of the Corporation is NuVasive, Inc.

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent 19901. The name of its registered agent at such address is LexisNexis Document Solutions Inc.

ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

        A.    Classes of Stock.    The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Seventy Six Million Five Hundred Forty Six Thousand Five Hundred (76,546,500) shares. Forty Four Million Seven Hundred Thousand (44,700,000) shares shall be Common Stock, $0.001 par value per share, and Thirty One Million Eight Hundred Forty Six Thousand Five Hundred (31,846,500) shares shall be Preferred Stock, $0.001 par value per share. The Preferred Stock shall be divided into series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Four Million Seven Hundred Fifty Thousand (4,750,000) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Four Million Six Hundred Thirty-Five Thousand (4,635,000) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of One Million (1,000,000) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of Twelve Million Nine Hundred Sixty One Thousand Five Hundred (12,961,500) shares. The fifth series of Preferred Stock shall be designated "Series D-1 Preferred Stock" and shall consist of Eight Million Five Hundred Thousand (8,500,000) shares.

        B.    Rights, Preferences and Restrictions of Preferred Stock.    The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1.     Dividend Provisions.

            (a)   Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series D Preferred Stock and the holders of shares of Series D-1 Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation or any dividend on the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of the Corporation, at the rate of $0.21 per share of Series D Preferred Stock and Series D-1 Preferred Stock per annum (subject to appropriate adjustments for stock splits, dividends, combinations or other recapitalizations) (the "Series D and D-1 Dividend Preference"), payable when, as and if declared by the Board of Directors. All dividends and distributions under this subsection (a) shall be declared and paid at the same rate per share of Series D Preferred Stock and Series D-1 Preferred Stock. Such dividends shall not be cumulative.

            (b)   Subject to the rights of the holders of Series D Preferred Stock, Series D-1 Preferred Stock, and any other series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.08 per share of Series A Preferred Stock, $0.22 per share of Series B Preferred Stock and $0.24 per share of Series C Preferred Stock per annum (each subject to appropriate adjustments for stock splits, dividends, combinations or other recapitalizations) (collectively, the "Series A-C Dividend Preference"), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

            (c)   After paying the full Series D and D-1 Dividend Preference and the full Series A-C Dividend Preference in any calendar year, whenever the Corporation declares a further dividend in such calendar year, the holders of Common Stock and the holders of Preferred Stock shall be entitled to receive dividends ratably based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

          2.     Liquidation Preference.

            (a)   In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series D Preferred Stock and the holders of Series D-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock, by reason of their ownership thereof, (i) in the case of the Series D Preferred Stock, an amount per share equal to the sum of (A) the Original Series D Issue Price for each outstanding share of Series D Preferred Stock, and (B) an amount equal to declared but unpaid dividends on such share, and (ii) in the case of the Series D-1 Preferred Stock, an amount per share equal to the sum of (A) the Original Series D-1 Issue Price for each outstanding share of Series D-1 Preferred Stock, and (B) an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed to the holders of the Series D Preferred Stock and the holders of Series D-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock and the holders of Series D-1 Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive. For purposes of this Amended and Restated Certificate of Incorporation, the terms Original Series D Issue Price and Original Series D-1 Issue Price shall each be deemed to mean $2.53 for each outstanding share of such series of Preferred Stock (subject to appropriate adjustments for stock splits, dividends, combinations or other recapitalizations with respect to such shares).

            (b)   After the distributions described in subsection (a) above have been paid, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, (i) in the case of the Series A Preferred Stock, an amount per share equal to the sum of (A) the Original Series A Issue Price for each outstanding share of Series A Preferred Stock and (B) an amount equal to declared but unpaid dividends on such share; (ii) in the case of the Series B Preferred Stock, an amount per share equal to the sum of (A) the Original Series B Issue Price for each outstanding share of Series B Preferred Stock and (B) an amount equal to declared but unpaid dividends on such share; and (iii) in the case of the Series C Preferred Stock, an amount per share equal to the sum of (A) the Original Series C Issue Price for each outstanding share of Series C Preferred Stock and (B) an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, after distributions described in subsection (a) above have been paid, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive. For purposes of this Amended and Restated Certificate of Incorporation, the term Original Series A Issue Price, Original Series B Issue Price and Original Series C Issue Price shall be deemed to mean $1.00, $2.75 and $3.00, respectively, for each outstanding share of such series of Preferred Stock (subject to appropriate adjustments for stock splits, dividends, combinations or other recapitalizations with respect to such shares).

            (c)   After the distributions described in subsections (a) and (b) above have been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock) until, (i) with respect to the holders of Series A Preferred Stock, such holders shall have received two (2) times the Original Series A Issue Price for each outstanding share of Series A Preferred Stock (including the amounts paid to the holders of Series A Preferred Stock pursuant to subsection (b) above); (ii) with respect to the holders of Series B Preferred Stock, such holders shall have received two (2) times the Original Series B Issue Price for each outstanding share of Series B Preferred Stock (including the amounts paid to the holders of Series B Preferred Stock pursuant to subsection (b) above); (iii) with respect to the holders of Series C Preferred Stock, such holders shall have received two (2) times the Original Series C Issue Price for each outstanding share of Series C Preferred Stock (including the amounts paid to the holders of Series C Preferred Stock pursuant to subsection (b) above); (iv) with respect to the holders of Series D Preferred Stock, such holders shall have received two (2) times the Original Series D Issue Price for each outstanding share of Series D Preferred Stock (including the amounts paid to the holders of Series D Preferred Stock pursuant to subsection (a) above); and (v) with respect to the holders of Series D-1 Preferred Stock, such holders shall have received two (2) times the Original Series D-1 Issue Price for each outstanding share of Series D-1 Preferred Stock (including the amounts paid to the holders of Series D-1 Preferred Stock pursuant to subsection (a) above); thereafter, any remaining assets shall be distributed solely to the holders of Common Stock. For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation; unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

          3.     Conversion.    The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a)   Right to Convert.

                   i)  Subject to subsection (c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price, Original Series D Issue Price, and Original Series D-1 Issue Price, as applicable, by the applicable Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price. The initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price. The initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price. The initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price. The initial Conversion Price per share for shares of Series D-1 Preferred Stock shall be the Original Series D-1 Issue Price. Notwithstanding the foregoing, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock shall be subject to adjustment as set forth in subsection 3(c) of Division (B) of this Article IV.

                  ii)  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the respective Conversion Price at the time in effect for such shares immediately upon the earlier of (A) the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than $9.75 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and $50,000,000 in the aggregate or (B) the date upon which the Corporation obtains the consent of the holders of eighty (80%) of the then outstanding shares of Preferred Stock.

            (b)   Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

            (c)   Conversion Price Adjustments of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock. The Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock shall be subject to adjustment from time to time as follows:

                   i)  A.    Upon each issuance by the Corporation of any Additional Stock (as defined below), after the date upon which any shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock were first issued (the "Purchase Date" with respect to such series), without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock and all other convertible securities and the exercise of all outstanding options, warrants or other rights to purchase Common Stock or other securities convertible into Common Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock and all other convertible securities and the exercise of all outstanding options, warrants or other rights to purchase Common Stock or other securities convertible into Common Stock) plus the number of shares of such Additional Stock.

                    B.    No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 3(c)(i)(E)(3) and 3(c)(i)(E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    C.    In the case of the issuance of capital stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    D.    In the case of the issuance of the capital stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                    E.    In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(c)(i) and subsection 3(c)(ii):

                    1.    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                    2.    The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)).

                    3.    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    4.    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    5.    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(c)(i)(E)(3) or (4).

                  ii)  "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by the Corporation after the Purchase Date with respect to any series other than:

                    A.    Common Stock issued pursuant to a transaction described in subsection 3(c)(iii) hereof, or

                    B.    shares of capital stock (or options, warrants or other rights to purchase such capital stock) issuable or issued to (I) employees, consultants or directors of the Corporation pursuant to a stock option plan, restricted stock plan or other arrangement approved by the Board of Directors (including, for issuances pursuant to any stock option plan, restricted stock plan or other arrangement adopted after the Purchase Date of the Series D Preferred Stock, by a majority of the directors elected solely by the holders of one or more series of Preferred Stock; provided, however, that such vote of the majority of the directors elected solely by the holders of one or more series of Preferred Stock shall not be required for issuances pursuant to the Corporation's 1998 Stock Option/Stock Issuance Plan), or (II) vendors, suppliers, customers, or other persons affiliated with such organizations with which the Corporation has a commercial relationship, provided that any such issuances after the Purchase Date of the Series D Preferred Stock are approved by the Board of Directors, including a majority of the directors elected solely by the holders of one or more series of Preferred Stock, or

                    C.    shares of Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, or

                    D.    shares of Common Stock issued or issuable (I) in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering, or

                    E.    shares of capital stock issued or issuable in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, provided that any such issuance is to a broker, financial advisor, the seller, the seller's stockholders and/or the seller's creditors, or

                    F.    shares of capital stock (or warrants or other rights to purchase capital stock) issued to any placement agent in connection with a private placement of the Corporation's capital stock, provided that such issuance has been approved by the Board of Directors, including, for issuances after the Purchase Date of the Series D Preferred Stock, a majority of the directors elected solely by the holders of one or more series of Preferred Stock,

                    G.    shares of capital stock (or warrants or other rights to purchase capital stock) issued in connection with any equipment leasing arrangement, or debt financing from a bank or similar financial institution, provided that such issuance has been approved by the Board of Directors, including, for issuances after the Purchase Date of the Series D Preferred Stock, a majority of the directors elected solely by the holders of one or more series of Preferred Stock, or

                    H.    shares of capital stock (or warrants or other rights to purchase capital stock) issued in connection with any partnership, joint venture, strategic alliance, licensing, technology transfer, technology assignment, development or similar arrangement, provided that such issuance has been approved by the Board of Directors, including, for issuances after the Purchase Date of the Series D Preferred Stock, a majority of the directors elected solely by the holders of one or more series of Preferred Stock, or

                    I.    shares of Series D-1 Preferred Stock, warrants issued in connection with the issuance of Series D-1 Preferred Stock (including warrants issued pursuant to a Series D-1 Preferred Stock and Warrant Purchase Agreement, as amended from time to time, among the Company and holders of Series D-1 Preferred Stock), and Common Stock issued upon exercise of such warrants.

                 iii)  In the event the Corporation should at any time or from time to time after the Purchase Date with respect to any series fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(c)(i)(E).

                  iv)  If the number of shares of Common Stock outstanding at any time after the Purchase Date with respect to any series is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

            (d)   Other Distributions.    In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (e)   Recapitalizations.    If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

            (f)    No Impairment.    The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

            (g)   No Fractional Shares and Certificate as to Adjustments.

                   i)  No fractional shares shall be issued upon conversion of any series of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  ii)  Upon the occurrence of each adjustment or readjustment of a Conversion Price of any series of Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the series of Preferred Stock to which an adjustment or readjustment of the Conversion Price has been made a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

            (h)   Notices of Record Date.    In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            (i)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            (j)    Notices.    Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          4.     Voting Rights.

            (a)   General Voting Rights.    Except as set forth in subsection 4(b) below, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such series of Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together as a single class with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote, except for the election of directors as provided in subsection 4(b) below.

            (b)   Election of Directors.    Notwithstanding the provisions of subsection 4(a) above, (i) the holders of Series A Preferred Stock shall be entitled to elect two (2) directors of the Corporation (the "Series A Directors"), (ii) the holders of Series B Preferred Stock shall be entitled to elect one (1) director of the Corporation (the "Series B Director), (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation (the "Common Director"), (iv) the holders of Series D Preferred Stock shall be entitled to elect two (2) directors of the Corporation (the "Series D Directors"), (v) the holders of Series D-1 Preferred Stock shall be entitled to elect two (2) directors of the Corporation (the "Series D-1 Directors"), and (vi) the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Common Stock, voting together on an as converted basis, shall be entitled to elect two (2) directors of the Corporation (the "Joint Directors"). At any meeting held for the purpose of electing or nominating directors, the presence in person or by proxy of the holders of a majority of the Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election or nomination of the Series A Directors, the presence in person or by proxy of the holders of a majority of the Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election or nomination of the Series B Director, the presence in person or by proxy of the holders of a majority of the Series D Preferred Stock then outstanding shall constitute a quorum of the Series D Preferred Stock for the election or nomination of the Series D

    Directors, the presence in person or by proxy of the holders of a majority of the Series D-1 Preferred Stock then outstanding shall constitute a quorum of the Series D-1 Preferred Stock for the election or nomination of the Series D-1 Directors, the presence in person or by proxy of the holders of a majority of the Common Stock then outstanding shall constitute a quorum of the Common Stock for the election or nomination of the Common Director and the presence in person or by proxy of the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Common Stock, on an as converted to Common Stock basis, then outstanding shall constitute a quorum of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Common Stock for the election or nomination of the Joint Directors. Any directorship elected solely by the holders of Series A Preferred Stock shall be removed only by vote of the holders of Series A Preferred Stock; any directorship elected solely by the holders of Series B Preferred Stock shall be removed only by vote of the holders of Series B Preferred Stock; any directorship elected solely by the holders of Series D Preferred Stock shall be removed only by vote of the holders of Series D Preferred Stock; any directorship elected solely by the holders of Series D-1 Preferred Stock shall be removed only by vote of the holders of Series D-1 Preferred Stock, any directorship elected solely by the holders of Common Stock shall be removed only by vote of the holders of Common Stock; and any directorship elected solely by the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Common Stock voting together shall be removed only by vote of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Common Stock voting together as provided above. A vacancy in any directorship elected solely by the holders of Series A Preferred Stock shall be filled only by vote of the holders of Series A Preferred Stock; a vacancy in any directorship elected solely by the holders of Series B Preferred Stock shall be filled only by vote of the holders of Series B Preferred Stock; a vacancy in any directorship elected solely by the holders of Series D Preferred Stock shall be filled only by vote of the holders of Series D Preferred Stock; a vacancy in any directorship elected solely by the holders of Series D-1 Preferred Stock shall be filled only by vote of the holders of Series D-1 Preferred Stock; a vacancy in any directorship elected solely by the holders of Common Stock shall be filled only by vote of the holders of Common Stock; and a vacancy in any directorship elected solely by the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Common Stock voting together shall be filled only by vote of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Common Stock voting together as provided above.

          5.     Protective Provisions.    Subject to the rights of series of Preferred Stock which may from time to time come into existence, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of eighty percent (80%) of the then outstanding shares of Preferred Stock, voting together as a single class:

            (a)   sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a merger with a wholly-owned subsidiary corporation, any merger effected solely for the purpose of changing the domicile of the Corporation or a merger, transaction or series of transactions in which holders of the securities of the Corporation hold at least 50% of the voting power after the merger, transaction or series of transactions);

            (b)   create any new class or series of stock of the Corporation having a preference over, or being on a parity with, any series of Preferred Stock with respect to voting, dividends or upon liquidation;

            (c)   redeem any share or shares of the Corporation's capital stock except for the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants or other person performing services for the Corporation or any subsidiary (including, without limitation, distributors and sales representatives) that are subject to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

            (d)   alter or change the rights, preferences or privileges of the shares of any series of Preferred Stock so as to affect adversely the rights, preferences or privileges of such series of Preferred Stock;

            (e)   change the authorized number of directors of the Corporation;

            (f)    amend the Corporation's stock option or stock purchase plans so as to increase the number shares of the Corporation's capital stock available under such plans;

            (g)   pay or declare any dividend on any shares of Common Stock, Preferred Stock or other capital stock;

            (h)   issue or sell any authorized, but unissued, shares of Preferred Stock, unless such issuance is pursuant to the exercise of any outstanding warrants to purchase Series B Preferred Stock or Series D Preferred Stock; or

            (i)    increase the number of authorized shares of Preferred Stock or Common Stock.

          6.     Status of Converted Stock.    In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          7.     Repurchase of Shares.    In connection with repurchases by the Corporation of shares of its Common Stock pursuant to agreements with certain of the holders thereof approved by the Board of Directors, each holder of Preferred Stock shall be deemed to have waived the application, in whole or in part, of any provisions of the Delaware General Corporation Law or any applicable law of any other state which might limit, prevent or prohibit such repurchases.

        C.    Common Stock.

          1.     Dividend Rights.    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends and Section 1 of Division (B) of this Article IV, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.     Liquidation Rights.    Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV hereof.

          3.     Redemption.    The Common Stock is not redeemable.

          4.     Voting Rights.    The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

        A.    Exculpation.    A director of the Corporation shall to the fullest extent permitted by the Delaware General Corporation Law not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

        B.    Indemnification.    To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

        C.    Effect of Repeal or Modification.    Any repeal or modification of any of the foregoing provisions of this Article V shall not adversely affect any right or protection of a director, officer or agent of the Corporation (or any other person to which Delaware law permits the Corporation to provide indemnification) existing at the time of, or increase the liability of any director, officer or agent of the Corporation (or other person) with respect to any acts or omissions of such director, officer or agent (or other person) occurring prior to, such repeal or modification.

ARTICLE VI

        The Corporation shall have perpetual existence.

ARTICLE VII

        Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VIII

        Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE IX

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed as of this 10th day of July, 2002.

NUVASIVE, INC.
By	/s/ Alexis Lukianov Alexis V. Lukianov, President

[SIGNATURE PAGE TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]

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  EXHIBIT 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NUVASIVE, INC., a Delaware Corporation